EX-28-d.2.yy

SUB-ADVISORY AGREEMENT

AGREEMENT dated this ___ day of _________, 2011 among DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (the “Fund”), DIMENSIONAL FUND ADVISORS LP, a Delaware limited partnership (“DFA”), and DIMENSIONAL FUND ADVISORS LTD., a company organized under the laws of England (“DFA London”).

WHEREAS, DFA is the investment advisor to all the portfolios of the Fund, including the Selectively Hedged Global Equity Portfolio (the “Portfolio”); and

WHEREAS, the Portfolio invests in United Kingdom and European securities as categorized, defined and limited in accordance with the Fund’s prospectus; and

WHEREAS, DFA London personnel have expertise in certain business areas pertinent to the business operations of the Portfolio and the selection of brokers or dealers and the execution of trades with respect to United Kingdom and European securities; and

WHEREAS, DFA wishes to retain DFA London as sub-advisor with respect to the Portfolio, and DFA London wishes to act as sub-advisor, upon the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained herein, the parties hereto agree as follows:

1.           Services to be Performed.  DFA hereby employs, subject to approval by the Board of Directors of the Fund and supervision by DFA, DFA London to furnish, at DFA London’s expense, the services described below with respect to the Portfolio if requested by DFA:

a.
DFA London shall have the authority and responsibility to select brokers or dealers to execute purchases and sales of eligible securities for the Portfolio.  Such authority and responsibility shall include, without limitation, the maintenance of a trading desk; the determination of the best and most efficient means of purchasing and selling such portfolio securities in order to achieve best price and execution; and the allocation of trades among brokers and dealers, including any affiliate of the Fund or of any investment advisor or affiliate thereof, subject to Section 17 of the Investment Company Act of 1940, as amended (the “1940 Act”).  In carrying out its obligations hereunder, DFA London will act with a view to the Portfolio’s objectives as set forth in the Fund’s prospectus and otherwise communicated to DFA London by DFA, including the objectives of receiving best price and execution for portfolio transactions and of causing as little price fluctuation in the market prices of stocks being purchased or sold as reasonably possible under prevailing market circumstances as well as in light of the size of the transaction being executed.  DFA will advise DFA London of changes in the Fund’s Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, and prospectus, and any objectives not appearing therein as they may be relevant to DFA London’s performance under this Agreement.  DFA will furnish to DFA London reports on cash available for investment and needed for redemption payments.  DFA shall be responsible to the Fund for the preparation of schedules of securities eligible for purchase and sale by the Portfolio (“execution schedules”), and shall prepare such schedules on at least a semi-annual basis, it being understood that DFA may consult with

DFA London in connection therewith, and may delegate to DFA London the preparation of such schedules.  On at least a semi-annual basis DFA will review the Portfolio’s holdings; make, itself or in consultation with DFA London, any necessary adjustments to the execution schedules; and review the securities trading process and executions.  DFA London is authorized to have orders executed for more or fewer shares than set forth on the execution schedules when market conditions and other factors permit or require, provided that such variances from the execution schedules are within the parameters agreed to by DFA, from time to time, or in specific cases.  DFA London shall report the results of all trading activities and all such other information relating to portfolio transactions for the Portfolio as DFA may reasonably request, on a daily basis to DFA and any other entity designated by DFA, including, without limitation, the custodian of the Fund.  DFA London shall review and coordinate its agency trading and execution strategies, practices, and results with DFA as frequently as reasonably requested.

b.
DFA London shall maintain, and periodically review with DFA and the Fund, policies and procedures necessary to ensure the effectiveness of online communications systems between DFA London, DFA, and the Fund.

c.
DFA London shall periodically provide DFA with data concerning the United Kingdom and European equity market, and it shall maintain and provide to DFA current financial information with respect to specific United Kingdom and European equity market stocks on the execution schedules.  DFA London also shall furnish DFA with advice and information regarding securities of United Kingdom and European equity market companies, and shall provide DFA with such recommendations in connection with the investment therein by the Portfolio as DFA London shall deem necessary and advisable in light of the investment objective and policies of the Portfolio.

2.           Compensation.  For the services provided by DFA London hereunder, DFA shall pay DFA London a fee equal to $13,000 (US) per year, to be paid on a quarterly basis.  In the event that this Agreement is terminated at other than quarter-end, the fee for such quarter shall be prorated.  Compensation only shall be provided to DFA London under this Agreement if services are requested by DFA to be provided under this Agreement and such services are provided by DFA London.

3.           Liability of DFA London.  Except as provided by the next sentence, DFA London shall not be liable for any error of judgment or of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith, or gross negligence on the part of DFA London in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.  The foregoing sentence does not apply to any liability that DFA London may have arising out of the execution by it or any of its employees, officers, or agents of portfolio transactions for the Fund.

4.           Term.  This Agreement shall become effective as of _________, 2011, and shall remain in effect until _________, 2013, unless sooner terminated as hereinafter provided, and shall continue in effect from year to year thereafter, but only so long as such continuance is specifically approved, at least annually, by (a) the vote of a majority of the Fund’s Directors or (b) the vote of a majority of the outstanding voting securities of the Portfolio, and (c) the vote of a majority of those Directors who are not parties to this Agreement or interested persons of any such party (except as Directors of the Fund) cast in person at a meeting called for the purpose of voting on such approval.  The terms “interested persons” and “vote of a majority of the outstanding voting securities” shall have the meanings respectively set forth in Sections 2(a)(19) and 2(a)(42) of the 1940 Act.

This Agreement may be terminated by DFA or by DFA London at any time without penalty on ninety (90) days’ written notice to the other party hereto, and also may be terminated at any time without penalty by the Board of Directors of the Fund or by vote of the holders of a majority of the outstanding voting securities of the Portfolio on sixty (60) days’ written notice to DFA London by the Fund.

This Agreement shall automatically terminate in the event of its assignment.  The term “assignment” for this purpose shall have the meaning set forth in Section 2(a)(4) of the 1940 Act.

This Agreement shall automatically terminate with respect to the Portfolio in the event that the Investment Advisory Agreement for the Portfolio between DFA and the Fund is terminated, assigned, or not renewed.

5.           Notice.  Any notice under this Agreement shall be in writing, addressed, and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices.

6.           Governing Law and Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to the conflict of laws principles thereof, provided that nothing herein shall be construed to preempt, or to be inconsistent with, any U.S. federal law, regulation, or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and any rules and regulations promulgated thereunder.  The parties agree and consent to the jurisdiction of the State and federal courts of Maryland.

7.           Schedules.  Schedules to this Agreement form a part of it.

[signature page follows]

IN WITNESS WHEREOF, DFA, DFA London, and the Fund have caused this Agreement to be executed as of the day and year above written.

DIMENSIONAL FUND ADVISORS LP

By:         DIMENSIONAL HOLDINGS INC.,
General Partner

By:
Name:
Title:

DIMENSIONAL FUND ADVISORS LTD.

By:
Name:
Title:

DFA INVESTMENT DIMENSIONS GROUP INC.

By:
Name:
Title:

Schedule to Sub-Advisory Agreement

Customer Categorisation

DFA London is authorised and regulated by the Financial Services Authority in the United Kingdom (the “FSA”).  DFA London has categorised DFA as a Professional Client (as defined in the FSA Rules) and DFA London will provide its services hereunder on that basis.

DFA has the right to request DFA London to categorise it as a retail client (as defined in the FSA Rules), either generally or in specific circumstances.  However, if DFA were to request to be categorised as a retail client, DFA London would not be able to provide the services outlined in the Agreement as DFA London does not provide services to retail clients.

Any reference to “FSA Rules” shall mean the rules, guidance, principles, and codes comprised in the Handbook of Rules and Guidance issued by the FSA.

The parties understand and agree that such categorisation is not intended to, and does not, affect the relationship between and among the parties under the 1940 Act or the Advisers Act.